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                                                                  EXHIBIT 10.2


                                 FIRST AMENDED
                           AGREEMENT OF RESTRUCTURING
                                      AND
                                   SETTLEMENT

         This First Amended Agreement of Restructuring and Settlement ("Agreement") replaces and supersedes in its entirety the Agreement of Restructuring and Settlement made and entered into as of February 27, 1995, among Drew S. Levin, an individual ("Levin"), The Producers Entertainment Group Ltd., a Delaware corporation ("TPEG") and the TPEG subsidiary now known as DSL Productions Inc., a Delaware corporation and its affiliates (collectively "DSL") with respect to the following facts:

                                    RECITALS

         On May 19, 1994, TPEG acquired DSL. TPEG and DSL are engaged in the acquisition, development, production and distribution of dramatic, documentary, instructional and comedy series, as well as movies for television and feature films.

         As of May 19, 1994, Levin and DSL Productions Inc. entered into an employment agreement ("Employment Agreement") pursuant to which Levin was employed as President and Chief Executive Officer of DSL Productions Inc., on the terms and conditions set forth therein. Since May 19, 1994, Levin and DSL Productions, Inc. entered into a further agreement by which DSL Productions, Inc. agreed to pay Levin's compensation under the Employment Agreement to DSL Entertainment, Inc., Levin agreed to provide his services through that company and Levin agreed to look solely and only to DSL Entertainment, Inc. for payment of his compensation under the Employment Agreement.

         The parties agree that in the interests of TPEG and its shareholders, DSL should be restructured and the Employment Agreement terminated, that the parties should release each other from certain claims, duties and obligations and that the parties should enter into a further business relationship, all as set forth herein. Therefore, as of April 20, 1995, the parties replace that certain Agreement of Restructuring and Settlement entered into as of February 27, 1995, with this Agreement, which supersedes in all respects the Agreement of Restructuring and Settlement entered into as of February 27, 1995.

                                   AGREEMENT

         1. On each of the 15th of February, March and April, 1995, DSL paid DSL Entertainment, Inc. one-third of the sum of $91,250.00 for the services of Levin, the total of $91,250.00 being in complete, final and full settlement of all compensation that would be due and owing to Levin under the Employment Agreement from February 15, 1995, forward. Levin acknowledges and agrees that TPEG's total payment of $91,250.00 to DSL Entertainment, Inc. was in complete, final and full satisfaction of,


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and discharged, any and all obligations TPEG had to Levin under the Employment
Agreement, whether for compensation or otherwise. Subject only to the exceptions set forth in this Agreement, as of February 27, 1995, the Employment Agreement was terminated, and is of no further force or effect, and no party thereto owes any duty or obligation thereunder to any other party thereto other than specifically referred to herein.

         2. On February 27, 1995, at his own expense Levin formed a new corporation under California law known as DSL Entertainment Group, Inc. ("DEG"), Federal Tax ID number 95-4519215, for the purpose of developing, producing, marketing, distributing and otherwise exploiting television programs and other entertainment properties. Pursuant to the Agreement of Restructuring and Settlement entered into as February 27, 1995, TPEG lent DEG the sum of $151,870.15, to be repaid with interest at a variable rate calculated monthly, equal to the Bank of America Prime Rate plus 2%, on the sooner of May 15, 1997, or DEG obtaining additional Capitalization. DEG repaid TPEG, or caused TPEG to be repaid, in full on April 21,1995, Levin was issued 801 of DEG's 1,000 authorized shares of stock, TPEG was issued 199 of DEG's authorized shares of stock, an Investors' Agreement and a Shareholders' Agreement were agreed to, it was agreed the authorized and issued shares of DEG stock would bear a legend restricting transfer, it was agreed the DEG Articles of Incorporation would be amended and it was agreed DEG's then sole shareholder and director would adopt certain resolutions. Attached hereto as Exhibits "A," "B," "C," "D," "E,"
"F," "G," "H," "I," "J" and "K," respectively, are copies of the Articles of Incorporation, Certificate of Amendment of Articles of Incorporation, Written Consent of Sole Director, Shareholders Agreement, Written Consent of Sole Director in Lieu of First Meeting, By-laws, Notice of Transaction, Investor Representation Letters, Certificate of Secretary, Levin Share Certificate and TPEG Share Certificate, none of which shall be changed or modified in any way without TPEG's express written permission.

         During its first year of operation, beginning with March, 1995, DEG shall provide TPEG on a monthly basis its internal operating statements, consisting of a balance sheet and income statement specifically listing each item of income, and shall provide on a quarterly basis its profit and loss statement. The monthly statements shall be delivered to TPEG within fifteen
(15) calendar days of the last calendar day of the month being reported on.
The quarterly statements shall be delivered to TPEG within twenty (20) calendar days of the last calendar day of the quarter being reported on. Thereafter, all such operating statements shall be delivered to TPEG quarterly, also within twenty (20) calendar days of the last calendar day of the quarter being reported on.. DEG shall provide TPEG annual financial statements approved by a certified public accountant. These shall be delivered to TPEG within ninety
(90) calendar days of the last calendar day of the year being reported on.

         3.      TPEG's shares of DEG common stock shall have full piggyback


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rights, so that in the event of any registration of any securities by DEG for sale to the public, TPEG's shares of DEG common stock shall be registered and thereby made salable to the public, also, all at DEG's expense and without expense to TPEG. TPEG agrees that in the event of a public offering, its common stock in DEG, which is required to be registered as part of this transaction, will be subject to a 180 day lockup, or lockup of any shorter duration applicable to shares of DEG stock now or hereafter owned by Levin, to be set forth in the standard lockup agreement normally and reasonably required by DEG's underwriters.

         4. Beginning February 15, 1995, and continuing through May 15, 1995, TPEG shall provide to DEG office space in its office suite at 9150 Wilshire Boulevard, Suite 205, Beverly Hills, California 90212-3414, and use of telephones, fax machines, office equipment and furniture, for a fee of $6,000 per month, payable $3,000 on the 15th of February, March and April, 1995. The telephone and fax costs are not to exceed $2,000 per month. If they do, the excess is due and payable by DEG to TPEG within ten (10) calendar days of presentation of the bills to DEG. The remaining rent of $3,000 per month shall be added to the principal of the loan referred to in paragraph 2, above, and shall be paid as additional principal, plus interest, as provided in paragraph
2. DEG shall establish its own vendor accounts for all services other than telephones and faxes, and shall be solely responsible for paying all such vendors. Levin shall personally guarantee all of the payment obligations of DEG as set forth in this paragraph 4. Any breach by DEG of its obligations or by Levin on his guaranty shall be a default on all of their other obligations referred to in this Agreement. The parties to this Agreement acknowledge DEG failed to make its February 15, March 15 and April 15 rent payments to TPEG, and that the $9,000 in rent that was to be paid in February, March and April shall be added to the sum deemed to have been disbursed by TPEG pursuant to the loan obligation created by paragraph 2 of this Agreement.

         5. TPEG represents and warrants it is the sole and only owner of a television series commonly known as "Simply Style," and that it has not encumbered or hypothecated all or any of its rights in or to the series.

         The parties acknowledge Levin has formed Simply Style Productions, Inc., a California corporation Federal ID No. 95-4516533, for the purpose of accepting the assignment of rights referred to in this paragraph 5.

         Immediately following receipt by TPEG from The Learning Channel of the entire first cycle license fee (currently in the sum of $813,423.00) for "Simply Style, " the receipt by TPEG from Unapix of its entire distribution advance (currently in the sum of $135,000.00) for "Simply Style," the receipt by TPEG from The Learning Channel and Unapix of written confirmation that delivery of each and every delivery element of the initial sixty (60) episodes of "Simply Style" has been made as required by all agreements governing or relating to those episodes and the receipt by TPEG from The Learning Channel and Unapix of their written confirmation that the performance of Simply Style Productions, Inc. in producing the initial sixty (60) episodes of "Simply Style" was of sufficient quality to induce them to contract directly with Simply Style


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Productions, Inc. to produce additional episodes of "Simply Style," sequels of
"Simply Style" or other exploitations of "Simply Style," and to release TPEG from any and all further or other obligations relating to "Simply Style" TPEG shall assign to Simply Style Productions, Inc., by a form attached as Exhibit "L," all right, title and interest in and to "Simply Style." In exchange for this assignment, Simply Style Productions, Inc., shall assign to TPEG in perpetuity five percent (5%) of the gross revenues from any and all advances, guarantees, royalties, pre-sales, sales, license fees, distribution fees (excluding only fees of unrelated third party distributors), delivery fees or payments, barter fees or payments, merchandising revenues and any and all other revenue or consideration of any kind derived from or realized from the production, exhibition, licensing or other exploitation or turning to account or profit (collectively "Gross Revenues") of any or all of the rights in or to "Simply Style" all without deduction of any kind, received by or credited to DEG, Simply Style Productions, Inc., its or their affiliates, Levin, or any other business entity in which Levin has or had any interest or from which he derives any benefit, consideration, expense, income, reimbursement or payment of any kind or description. For the purposes of "Simply Style," only, there shall be excluded from Gross Revenues the $813,423.00 in first cycle license fees due from The Learning Channel.

         Until the effective date of TPEG's assignment to Simply Style Productions, Inc., pursuant to Exhibit "L," TPEG shall receive all income and revenue derived from, relating to or as a result of "Simply Style." Simply Style Productions, Inc. has no right to participate in or receive any of that income or revenue.

         TPEG's 5% of Gross Revenues in "Simply Style," and repayment of the principal and interest on the "Simply Style" production loan shall be noticed, perfected or secured, as the case may be, by UCC-1s and copyright mortgages perfecting liens on " Simply Style, " all in a form to be prepared by TPEG and executed by or on behalf of Simply Style Productions, Inc., concurrent with the execution of this Agreement. Simply Style Productions, Inc., may not and will not assign "Simply Style" or any of the rights thereto or therein to any other person or entity without TPEG's prior written approval, and in no event until such time, if ever, that TPEG releases the last of the UCC-1s and reconveys the last of the copyright mortgages. Levin shall personally guaranty this promise of Simply Style Productions, Inc. DEG shall give a corporate guaranty of this promise. Any breach of this promise or guaranty shall be a default of all other obligations of Simply Style Productions, Inc., DEG and Levin referred to in this Agreement. When the last of the UCC-1s is released and the last of the copyright mortgages or liens reconveyed, the series may then be assigned freely, without restriction by this Agreement.

         As additional security for repayment, Simply Style Productions, Inc., shall sign irrevocable instructions to all distributors or licensees of "Simply Style," including but not limited to The Learning Channel and Unapix, directing that any and all payments they make for any or all rights in or to " Simply Style, " including but not limited to first cycle license fees or distribution advances, shall be made directly to TPEG, and not to Simply Style Productions, Inc., DEG or any other entity or person, until TPEG has been


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paid all sums of principal plus interest due it under this paragraph 5, and
TPEG has delivered a written and signed release of such irrevocable instructions. This written release shall not release TPEG's right to direct payment from distributors, including but not limited to The Learning Channel and Unapix, of TPEG's five percent (5%) participation in Gross Revenue, which right shall not be terminable for any reason.

         TPEG has agreed to lend to Simply Style Productions, Inc., the cost of producing the first 60 episodes of "Simply Style," repayment of principal and interest on which loan shall be guaranteed by DEG and Levin. Any such loan or loans may be extended on condition that DEG as guaranteed by Levin, Simply Style Productions, Inc., its assignee or affiliate, shall assign to TPEG as additional security for repayment of principal and interest all "Simply Style" Gross Revenue without deduction, from which TPEG shall deduct until it is paid in full all principal on any production loan or loans, with interest thereon at the Bank of America Prime Rate plus 2% and on condition that Simply Style Productions, Inc., render weekly production and cost reports to TPEG in a format and with such detail as directed by TPEG and on condition that Simply Style Productions, Inc., advise TPEG of delivery of each episode with delivery to be confirmed in writing by The Learning Channel and Unapix Entertainment. Simply Style Productions, Inc. hereby grants to TPEG a first priority security interest in any and all rights to "Simply Style" which security interest will be noticed, perfected or secured by UCC-1s and copyright mortgages or liens, all in a form to be prepared by TPEG and signed by Simply Style Productions, Inc.

         To the extent it has any interest therein, Simply Style Productions, Inc., assigns as additional security for repayment of principal and interest on the production loan referred to above, the first cycle license fees of $813,423.00 payable to TPEG pursuant to and under that certain license agreement between TPEG and The Learning Channel entered into and dated as of October 25, 1994, and the distribution advance of $135,000 payable to DEG pursuant to and under that certain distribution agreement (now in draft form) between TPEG and Unapix Entertainment to be entered into and dated as of February 6, 1995. These assigned funds will be held by TPEG in a separate, segregated interest bearing account, and used by TPEG to pay actual costs of production without any payment by TPEG for any charge by Simply Style Productions, Inc., DEG or any other person or entity for administration or management, and without any payment by TPEG for any charge for any services of Levin. If after Simply Style Productions, Inc. advises TPEG that it believes production of the initial sixty episodes of "Simply Style" are complete there are any funds left over from the Learning Channel or Unapix advances, those funds shall be held by TPEG until Simply Style Productions, Inc. has made complete, full and accepted delivery of the initial 60 episodes of "Simply Style" to The Learning Channel and Unapix , which acceptance shall be established only by written confirmation of same delivered to TPEG by The Learning Channel and Unapix, respectively. Pending delivery of such written acceptances, TPEG shall receive and hold any and all "Simply Style" Gross Revenue from The Learning Channel, Unapix or any other source, and shall pay over to Simply Style Productions, Inc. its share of Gross Revenue only upon TPEG's receipt of such written acceptances, and only after it has been paid its 5% participation in Gross Revenue without deduction and been repaid


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principal with interest on any production loan or loans and on the loan referred to in paragraph 2 of this Agreement.

         The $135,000 Unapix distribution advance is part of Gross Revenue realized from "Simply Style" subject to all charges, liens and participations set forth in this paragraph 5.

         A cash flow schedule for production of "Simply Style" is attached. TPEG's production loan funding commitment is to be in accordance with that schedule. TPEG's production loan commitment requires it to fund in the last full calendar week of the applicable calendar month the amount shown on the schedule, although if TPEG elects to fund more often than monthly it shall not be required to fund more in any applicable calendar month than the sum shown on the schedule. If the cost of production in any of the calendar months February, March, April or May, 1995 exceeds one hundred ten percent (110%) of the total budgeted cash flow amount for that month as shown on the attached schedule, TPEG shall have the right to take over production of "Simply Style" to the exclusion of Simply Style Productions, Inc., and complete production and delivery. In the event of any such takeover, Simply Style Productions, Inc., will pay, and Levin personally guarantees Simply Style Productions, Inc., will pay to TPEG, any sum TPEG has to pay in excess of the $813,423.00 first cycle license fee paid by the Learning Channel plus the $135,000 Unapix distribution advance, less any payments made to James Coane under paragraph 18 of this Agreement, as required by the Learning Channel or Unapix to complete production and delivery of "Simply Style." In the event of any such takeover, TPEG shall have the right to foreclose on its security interests as noticed or evidenced by its UCC-1 and copyright mortgages and liens, and become owner of "Simply Style" and all the rights therein or thereto.

         Any breach by Simply Style Productions, Inc., of any of its promises, or by DEG or Levin of any of their guarantees as referred to in this paragraph 5 shall be defaults by each of them of all of their other obligations referred to in this Agreement.

         All further obligations in connection with the development or production of all 60 episodes of "Simply Style" including but not limited to the development, production, financing, insurance, delivery to and acceptance by The Learning Channel and Unapix of all 60 episodes of the series are obligations of Simply Style Productions, Inc., which shall be personally guaranteed by Levin in a guaranty in the form attached as Exhibit "M" and guaranteed by DEG in a corporate guaranty in the form attached as Exhibit "N." Simply Style Productions, Inc., shall assume and be solely responsible for all obligations of the license and distribution agreements with The Learning Channel and Unapix, including but not limited to development, production, financing, insurance and delivery, and The Learning Channel and Unapix Entertainment shall give TPEG a novation by which they agree to look solely and only to Simply Style Productions, Inc. The parties acknowledge the novations might not be given until delivery of all 60 episodes, and, indeed, might not be given at all. No transfer of any rights in or to "Simply Style" is required to be made, no security interest noticed or evidenced by any UCC-1 is required to be released and no copyright mortgage or lien is required to be


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reconveyed unless and until the novations are given.

         Simply Style Productions, Inc., shall have all AFTRA and other guild and union responsibilities in connection with the series.

         Leah Feldon's agreement and all of the obligations of DSL thereunder shall be assigned to Simply Style, Inc. and as a condition of TPEG making the loan referred to in paragraph 2 of this Agreement, she shall release DSL from further liability under her employment agreement.

         Simply Style Productions, Inc. shall account to and pay TPEG any part of its Gross Revenue participation that is not paid direct, on a monthly basis during the first year following delivery of the first episode of the series, and quarterly thereafter.

         TPEG's 5% participation in Gross Revenues without deduction shall be paid to and taken by TPEG before Gross Revenues are used to repay TPEG principal with interest on any production loan or other loans it makes, so that TPEG's 5% participation is in 100% of Gross Revenue without deduction, and repayment of principal and interest on the production or other loan is taken from the remaining 95% of Gross Revenue, also without deduction.

         6. TPEG or DSL, as the case may be, own the projects in development listed on the first amended Exhibit "O," copy attached. TPEG, DSL and Levin warrant and represent they have not given, made or permitted any assignments or hypothecations of all or any of the rights in or to all or any of the projects in development. In exchange for TPEG retaining 5% of the Gross Revenue without deduction, derived from all or any part of the projects in development, or the proprietary rights therein, TPEG or DSL, as the case may be, shall assign any and all rights in the projects in development (excepting only "Laurie Cooks Light & Easy," dealt with separately below) to DEG or its designee on the execution and delivery to TPEG by the assignee of UCC-1s, copyright mortgages or other lien documents in a form to be prepared by TPEG evidencing or giving notice of the securing of its participation in Gross Revenues.

         Notwithstanding anything to the contrary in this Agreement, in exchange for TPEG retaining 5% of the Gross Revenue without deduction derived from the exercise, exploitation or other turning to account of the rights described in this grammatical paragraph, on the execution by DEG or other assignee of UCC-1s, copyright mortgages or other lien documents evidencing or giving notice of the securing of TPEG's participation in Gross Revenue, TPEG shall assign to DEG or its designee the right to develop or license, and sell by infomercials of not less than 30 minutes' length or by direct marketing, cooking utensils, pots, pans, cookbooks, cooking clothes, foodstuffs, spices, additives and cooking implements under or bearing the name "Laurie Grad," "Laurie Cooks Light & Easy," "Laurie Grad Cooks" or "Laurie Cooks." Without in any way negating or limiting the generality of the restricted transfer of the rights set forth in this grammatical paragraph, examples of what is not transferred include


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any rights in or relating to the "Laurie Cooks Light & Easy" series, additional episodes of the series, videocassettes or disks, computer or laser disks, audio cassettes or disks, books, newspaper or magazine columns, computer on-line or internet services or features, calendars, posters or any other right to use all or any of the name or likeness of Laurie Grad. Direct marketing as referred to herein is limited and restricted to direct-to-consumer mail and point-of-sale advertisements. Other than the aforementioned infomercial and direct marketing rights, DEG or its designee are not to advertise the products in any way without TPEG's prior written permission, which may be withheld for any reason, whether reasonable or unreasonable.

         Notwithstanding anything to the contrary in this paragraph 6, TPEG's participation in Gross Revenues from the Mary Lou Retton and Victoria Jackson projects listed on Exhibit "O" shall be two and one-half percent (2 1/2%) until DEG has recouped its actual cost of production net of financing charges or costs, and net of any overhead charges by DEG. Once DEG has recouped its actual costs of production as defined herein, TPEG shall receive all of any advance, guarantee, licensing fee or other consideration paid for all or any rights in these projects until it has received a total of five percent (5%) of Gross Revenue, after which TPEG shall receive five percent (5%) of Gross Revenues.

         In the event the development projects entitled "Hercules" or "Captain Blood" are licensed for domestic broadcast over a free, over-the- air US television network, currently consisting of CBS, NBC, ABC, Fox, UPN and the Warner Bros Network, there shall be excluded from Gross Revenues for those projects, only, any license fee paid by CBS, NBC, ABC or for the first two domestic runs, or by UPN or the Warner Bros. Network for the domestic runs initially licensed. All other revenues, foreign or otherwise, shall be treated as Gross Revenues for the purpose of this paragraph 6.

         DEG and its designee shall account to and pay TPEG separately with respect to each of the projects in development on a monthly basis during the first year after receipt by DEG or its designee of its first revenue on each such project, and quarterly thereafter.

         7. TPEG has an overall agreement with Stockton Briggle Productions, Inc. ("Briggle"). Briggle has developed a project currently entitled "Desperate Search: The Mike Balcom Story" which project is owned by TPEG. In consideration of TPEG assigning to DEG all of its right, title and interest in and to this project, and in consideration of TPEG assigning to DEG all of its rights in the overall agreement with Briggle, DEG shall assume all of TPEG's obligations to Briggle, including but not limited to TPEG's obligation to pay Briggle a continuing guarantee, and shall obtain a novation from Briggle by which Briggle agrees to look solely to DEG and not to TPEG under the overall agreement. The sole exception shall be Stockton Briggle's continuing obligation to render services to TPEG, whether those services are rendered directly or through Briggle, in the event the project known as "Helpless" goes into production. Stockton Briggle's obligation shall be set forth in a separate agreement to be negotiated


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and entered into with TPEG including, among other terms, that during development no other services are to interfere with his development obligation to TPEG. During post-production he is to be non-exclusive but first priority to TPEG, and during preproduction, and production, until delivery of the picture to the network, he is to be exclusive to TPEG, provided during the exclusive period he may render development services to DEG provided the rendering of those services does not interfere with his preproduction and production obligations to TPEG. The delivery of this separate agreement to TPEG is a condition to TPEG's obligation to make the loan referred to in paragraph 2 of this Agreement.

         In further consideration of TPEG's agreements to assign as set forth in this paragraph 7, TPEG shall retain 5% of the Gross Revenues without deduction of or from "Desperate Search: The Mike Balcom Story" excluding only the initial domestic run license fee paid by a free, over-the-air US television network currently consisting of CBS, NBC, ABC, FOX, UPN and the Warner Bros. Network. All other revenues, foreign or otherwise, shall be treated as Gross Revenues for the purpose of this paragraph 7. TPEG's Gross Revenue participation shall be secured by UCC-1s and copyright mortgages or liens.

         In further consideration of TPEG's agreements to assign as set forth in this paragraph 7, TPEG shall have the unrestricted right to the return of the money advanced by it to ABC in connection with "Desperate Search: The Mike Balcom Story," and which is has asked or will ask ABC to repay.

         8. DEG shall have the sole and exclusive right to act as TPEG's agent in soliciting and securing sponsors or underwriters in connection with the exhibition or other exploitation by PBS of that certain series known as "Home Green Home." TPEG's appointment of DEG as its agent shall be in the form attached as Exhibit "P," shall be for this series only and shall terminate on the sooner of 75 days before the initial broadcast of the initial episode without sponsors or underwriters having been secured, or in the event sponsors or underwriters are secured, the final broadcast of the final episode at the end of PBS's last run of the last episode of the series during the initial license period, on which any sponsor or underwriter procured by DEG participates. In the event that DEG secures sponsors or underwriters, DEG shall be entitled to receive from TPEG 50 % of TPEG's actual receipts from such sponsors or underwriters without deduction for DEG fees or expenses, after deduction by TPEG of the cost of integrating sponsorship or underwriting spots into the episodes.

         In addition, if DEG has obtained sponsors or underwriters at least 75 days before the initial broadcast of the initial episode, DEG shall have the sole and exclusive right to act as TPEG's agent with respect to exploiting TPEG's merchandising and direct marketing rights, at a commission of 50 % of the net proceeds actually received by TPEG in connection with or as a result of such exploitation. DEG's appointment as TPEG's agent for this purpose shall be in the form attached as Exhibit "Q."

         In the event DEG secures sponsors or underwriters for each episode during


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the initial license period of "Home Green Home" on PBS, DEG shall have the first opportunity to negotiate with TPEG to participate as sales agent on the same basis as set forth herein for further episodes or remakes. This first right to negotiate is not to be construed or taken as a guarantee, promise or commitment that DEG will be allowed by TPEG to participate in any further episodes or remakes, but only that the parties shall negotiate with one another on that subject before TPEG negotiates with anyone else.

         Any and all agreements for sponsorship, underwriting, merchandising or marketing must be approved in advance in writing by TPEG. Any and all payments made by any such sponsor or underwriter, or in connection with or for any such merchandising or marketing efforts or rights, shall be made directly to TPEG by the sponsor, underwriter or acquirer of rights, without deduction, and shall not be made to or through DEG or any other intermediary. TPEG shall then account and pay to DEG as set forth in this paragraph 8.

         TPEG shall account and pay monthly during the first year beginning with the first run, and quarterly thereafter. If there are no Gross Revenues for six (6) consecutive months, TPEG thereafter is required to report and pay on a semi-annual basis, only.

         9. At the time Levin and TPEG signed the Employment Agreement, and as part of the Employment Agreement, Levin was granted options to purchase 400,000 shares of TPEG Common Stock at an exercise price of $2.70 per share. Levin's options to purchase these 400,000 shares vested as of May 19, 1994. As of May 19, 1994, pursuant to the Employment Agreement, TPEG lent Levin the sum of $270,000. As partial security for repayment of the $270,000 loan, Levin gave TPEG a Collateral Assignment and Stock Pledge Agreement, creating in TPEG a secured interest in Levin's options to purchase the 400,000 shares of TPEG stock at $2.70 per share. Notwithstanding that the Company's stock option plan requires a departing employee exercise his or her options to buy TPEG stock no later than 90 days after his or her departure from the Company, TPEG and Levin agree that TPEG shall extend to December 31, 1997 Levin's time to exercise his options to buy the 400,000 shares of Company stock. TPEG and Levin acknowledge and agree that the Company's security interest in Levin's options as set forth in the Collateral Assignment and Stock Pledge Agreement remains in full force and effect, and shall remain in full force and effect until December 31, 1997. Levin and TPEG acknowledge and agree that if the price of a share of TPEG common stock rises above Levin's $2.70 per share exercise price at any time before December 31, 1997, TPEG shall have the right to require Levin to exercise the options so that TPEG may repay itself all or part of the $270,000 lent to Levin, plus interest, and repay itself the other sums referred to in this Agreement, and that if Levin fails or refuses to exercise his options, TPEG may do it in his name. If at the time of any exercise of these options to purchase 400,000 shares of TPEG stock, any sum of principal or interest referred to in this Agreement is unpaid, TPEG shall have the right to apply all proceeds from the sale of the shares of stock that exceed the amount needed to repay itself the $270,000 principal plus interest thereon, to pay itself unpaid principal and interest on the other money obligations referred to in this Agreement, even if not yet due. After repayment to TPEG out of the proceeds of the sale of the stock of any and all sums referred to in this Agreement, any money left over from the sale of the stock shall go 50% to TPEG and 50% to Levin.

         10. Levin acknowledges that it is an important consideration to TPEG, that he enter into and do business through DEG and its affiliates, including but not limited to Simply Style Productions, Inc., that he do business through those companies for a reasonable period of time and that during that time he do business through no other company or companies, through no other partnership and for or through no other business entity. Levin warrants and represents to TPEG and DSL that he acknowledges and understands the importance to TPEG and DSL that he do business only through DEG and its affiliates, or Simply Style Productions, Inc. If at any time before December 31, 1995, that TPEG is still owed any performance under this Agreement by Levin, by DEG, by any of DEG's affiliates or by Simply Style Productions, Inc., Levin ceases or stops doing business through those companies, or Levin does business through any other company, partnership or business entity without the prior written permission of TPEG, all of the obligations that Levin, DEG or its affiliates or Simply Style Productions, Inc. owe to TPEG or DSL, as the case may be, including but not limited to the obligation to repay loans, shall be accelerated, any money owed shall become immediately due and payable and all projects, properties or rights referred to in this Agreement shall revert to TPEG.

         11. As a condition to TPEG's obligation to release its security interests in Levin's home and its security interests in Levin's stock in DEG, Levin shall furnish to TPEG releases signed by all employees of DSL who are to become employees of DEG or its affiliates, and by all employees of Briggle, releasing TPEG from any and all claims for compensation, wages or expense reimbursements. The sole exception to the complete release to be provided by Stockton Briggle shall be his continuing obligation to provide services in the event the project known as "Helpless" goes into production.

         12. In the event "Helpless" is produced TPEG shall use its best efforts to obtain network or buyer approval to accord Levin a complimentary credit as Executive Producer, and if approval is given the credit shall be accorded, although Levin acknowledges he shall play no further part in the development or production of the project, and he agrees he will attend no development, production or other meetings on the project. In the event "Desperate Search: The Mike Balcom Story" is produced, DEG shall use its best efforts to obtain network or buyer approval to accord Harvey Bibicoff a credit as Executive Producer, and if approval is given the credit shall be accorded, although Bibicoff acknowledges he shall play no further part in the development or production of the project, and he agrees he will attend no development, production or other meetings on the project. Levin and TPEG acknowledge that he, DEG and TPEG will use their best efforts to obtain separate or shared corporate credits on each project. TPEG and Levin acknowledge that actually obtaining any credit referred to in this paragraph 14 is subject to the approvals of third parties, such as networks or other buyers over whom he, DEG and TPEG have no authority or control, and that the granting of such credits is not guaranteed.

         13. As set forth in more detail in the Sales Agency Agreement attached to this Agreement as Exhibit "R," DEG shall have the right for one year from the date of this Agreement to act as TPEG's worldwide sales representative on all projects set forth in the text of the Sales Agency Agreement, for fifteen percent (15%) of the domestic license fees and fifteen (15 %) of the foreign license fees paid by any network or other buyer. As set forth in more detail in Exhibit "R" DEG has no authority to accept any sale or license proposal without TPEG's prior written approval, DEG is to pay all of its own costs and expenses as sales agent, except those approved in writing by TPEG before they are incurred, TPEG shall provide certain product reels and advertising materials and pay certain direct expenses of or related to distribution, DEG has the right to extend the Sales Agency Agreement for one year providing it is not in breach of the Sales Agency Agreement or this Agreement and providing the Sales Agency Agreement has not been terminated, such right to extend to be exercised within thirty (30) calendar days before the end of the first year TPEG shall account and pay to DEG monthly. Any sale or license of any right or rights in or to any of the projects listed in Exhibit "R" made or entered into on or before February 27, 1995, shall not be the subject of a commission by DEG under this paragraph 15 or the Sales Agency Agreement, or otherwise the subject of any commission, sales fee or expense claim by DEG or Levin. Any and all payments made for the distribution, license or purchase of any right or rights in or to any of the projects listed on Exhibit "R" shall be made directly to TPEG by the distributor, licensee or buyer and shall not be made to or through DEG or any other intermediary. TPEG shall then account and pay to DEG as provided in this paragraph 13 and the Sales Agency Agreement.

         14. TPEG, Levin and others are defendants in that certain lawsuit known as "DSL Entertainment, A Joint Venture, a California joint venture, Plaintiff, vs. DSL Production, Inc., a California corporation, et. al." Los Angeles County Superior Court Case No. BC 113578 (the "Kagan Lawsuit"). TPEG has paid to defend all defendants, including Levin, in the Kagan Lawsuit. TPEG is willing to continue paying its attorneys to defend Levin and all other defendants in the Kagan Lawsuit, on condition that Levin cooperate in full with defense counsel and TPEG in defending the Kagan Lawsuit, on condition that if any judgment is entered against Levin only in the Kagan Lawsuit he shall pay all of such judgment, on condition that he shall pay any judgment in the Kagan Lawsuit against him for punitive damages, on condition that if any judgment in the Kagan Lawsuit, is entered against TPEG only, or against any combination of TPEG, DSL and Levin jointly, TPEG shall pay the first $80,000 of any such judgment, Levin shall pay the first $12,500 of any such judgment that exceeds $80,000, TPEG shall pay the next $12,500 of any such judgment that exceeds $80,000 , and Levin and TPEG each shall pay one-half of any such judgment that exceeds $105,000 and on condition that if Levin decides he wants separate counsel, Levin shall pay all of the fees and costs for such counsel and TPEG shall have no responsibility therefore notwithstanding any argument or claim of Levin that that he was entitled by contract or law to be defended, indemnified or held harmless by TPEG or DSL, all of which arguments or claims are waived by Levin. TPEG agrees to use its best efforts to settle the Kagan Lawsuit. Any settlement of the Kagan Lawsuit shall be paid by the parties to this Agreement as though the settlement was a judgment against TPEG, only, with the same payment sharing as set forth in this paragraph 14.

         If TPEG realizes any money over and above principal and interest on the $270,000 loan extended to Levin pursuant to the Employment Agreement, repayment of which is referred to in Paragraph 9 of this Agreement, that excess shall be first applied to satisfy or make reimbursement for payments in satisfaction of any judgment that has been entered in the Kagan Lawsuit in excess of $30,000, shall then be applied to reimburse TPEG for its fees and costs incurred in defending the Kagan Lawsuit, and thereafter shall be applied to the balance of the money obligations owed to TPEG under this Agreement.

         TPEG, DSL and Levin acknowledge they have been represented in the Kagan Lawsuit by Dempsey & Cross, P.C., pursuant to a written waiver of any conflict of interest claim. TPEG, DSL and Levin acknowledge that Dempsey & Cross, P.C., acting solely and only as counsel for TPEG and DSL, have prepared this Agreement, and that at all times in connection with this Agreement Dempsey & Cross, P.C., have acted as counsel to and represented TPEG and DSL, and not Levin.

         At all times until April 17, 1995, in connection with this Agreement, Levin was advised and represented by counsel of his own choosing, Steven M. Katleman and Joel L. McKuin of Weissman, Wolff, Bergman, Coleman & Silverman. Since then, Levin has been advised and represented by other counsel of his own choosing, Eric Elias. Levin warrants represents that he has fully consulted with Messrs. Katleman, McKuin and Elias concerning this Agreement, and all of its terms and conditions and that he fully understands its terms and conditions.

         TPEG, DSL and Levin, having been fully advised by their own counsel, expressly waive any claim of any conflict of interest, breach of the duty of loyalty or otherwise based on Dempsey & Cross, P.C., having prepared this Agreement or acted as counsel to and represented TPEG and DSL.

         TPEG, DSL and Levin acknowledge that Weissmann, Wolff, Bergman, Coleman & Silverman previously represented DSL in connection with television production matters and that in connection with this transaction such firm acted as counsel to and represented Levin only, and not TPEG or DSL. At all times in connection with the Agreement, TPEG and DSL have been advised and represented by counsel of their own choosing, Michael Dempsey of Dempsey & Cross, P.C. Mr. Dempsey drafted this Agreement. TPEG and DSL, having been fully advised by their own counsel, expressly waive any claim of any conflict of interest, breach of the duty of loyalty or otherwise based on Weissmann, Wolff, Bergman, Coleman & Silverman's having acted as counsel to and represented Levin.

         15. TPEG shall give notice of any default under this Agreement by delivery of written notice to Levin, which shall be deemed service of the notice on the defaulting party. The defaulting party shall then have fifteen
(15) business days to cure the default, excepting only matters relating to "Simply Style," as to which the cure period is ten (10) calendar days.

         16. The parties acknowledge that James Coane, currently a development/production executive at DSL, intends and plans to follow Levin to DEG. The parties also acknowledge that Coane's continuing services are important to the ability of the parties to produce and deliver "Simply Style." Levin shall deliver to TPEG a letter signed by Coane by which Coane promises that if he quits working for DEG or Simply Style Productions, Inc. before completion and delivery of the initial 60 episodes of "Simply Style" he will finish his duties in connection with those episodes at the same rate of compensation, to be paid by TPEG out of the $55,000. Because of the need to insure that Coane is paid, TPEG shall hold $55,000 in a separate, interest bearing escrow account for the purpose of insuring payment of Coane's salary until "Simply Style" is delivered to the Learning Channel and Unapix. If DEG misses any paychecks to Coane before delivery, TPEG shall pay Coane out of the $55,000. If Coane has been paid by DEG through delivery of "Simply Style", TPEG shall release the $55,000 to DEG. The parties acknowledge that out of the remaining $165,500, only $135,500 shall be delivered by TPEG to DEG on the day the balance would be funded under this Agreement. The $30,000 that remains shall be deposited by TPEG into the escrow account and used for security to pay Coane's salary, as set forth in this paragraph 16. The remaining $25,000 of the $55,000 in Coane salary security shall be taken by TPEG from the $135,000 Unapix advance on its licensing fee for "Simply Style."

         17. Each party has not heretofore assigned, transferred, or granted, or purported to assign, transfer, or grant, any of the rights referred to herein. Without in any way limiting the generality of the preceding sentence or of any other part or term of this Agreement, the parties, and each of them, warrant and represent that no one else is required to consent to or approve this Agreement or any part hereof or term herein, and that if any such consent or approval is required, it has been asked for and given.

         18. This Agreement is freely and voluntarily executed by the undersigned. The undersigned, in executing this Agreement, do not rely on any inducements, promises, or representations made by any party hereto, or their representatives or attorneys, except and unless expressly contained herein.
The undersigned have read this Agreement and had the terms used herein, and the consequences thereof, explained by their attorney. The undersigned represent and warrant that they have been represented by counsel of their own choice throughout all negotiations which preceded this Agreement and that they have executed this Agreement with the consent and advice of said legal counsel.

         19. This Agreement shall be governed by the laws of the State of California.

         20. The undersigned represent and warrant that all necessary corporate and partnership authorizations and approvals have been obtained for this Agreement.

         21. This Agreement may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Agreement, which shall be binding upon and effective as to all parties.

         22. This Agreement is deemed to have been made and entered into as of February 27, 1995, in Los Angeles, California and is effective as of that date.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 27th day of February, 1995.


DREW S. LEVIN                          THE PRODUCERS ENTERTAINMENT
                                       GROUP LTD


____________________________________   ______________________________________
                                       BY:  IRWIN MEYER
                                            ITS CHAIRMAN


                                       DSL PRODUCTIONS, INC.


____________________________________   ______________________________________
                                       BY:  IRWIN MEYER
                                            ITS CHAIRMAN

                                LIST OF EXHIBITS

EXHIBIT         DESCRIPTION
A               Promissory Note signed by DEG (Agreement Section 2, 5)

B               Continuing Guaranty by Drew Levin (Agreement Section 2, 5)

C               Second Deed of Trust and Assignment of Rents (Agreement Section 2, 5)

                Written Agreement between TPEG and DEG Restricting dilution and subordination (Agreement Section 3)

D               Assignment of all right, title and interest in and to Simply Style (Agreement Section 5)

                Assignment by simply Style Productions, Inc. to TPEG of 5% of Gross Revenue in "Simply Style" (Agreement
                Section 5)

                UCC-1s, and copyright mortgages and liens (Agreement Section 5)

                Continuing Guaranty by Levin (Agreement Section 5)

                Corporate Guaranty by DEG (Agreement Section 5)

                "Simply Style" cash flow schedule (Agreement Section 5)

E               Continuing Guaranty by Levin (Agreement Section 2, 5)

F               Continuing Guaranty by DEG (Agreement Section 2, 5)

                Leah Feldon release (Agreement Section 5)

G               Projects in development (Agreement Section 6)

                UCC-1s and copyright mortgages or liens (Agreement Section 6)

                Stockton Briggle Novation (Agreement Section 7)

                Stockton Briggle new agreement with TPEG (Agreement Section 7)

                UCC-1s and copyright mortgages and liens (Agreement Section 7)

H               TPEG's appointment of DEG as its agent (Agreement Section 8)

I               DEG's appointment as TPEG's sales agent (Agreement Section 8)

J               Security Instrument - UCC-1 (Agreement Section 9)

K               Security Instrument copyright mortgage or lien (Agreement Section 9)

L               Levin's personal charges on TPEG's corporate credit card (Agreement Section 12)

M               Releases of employees of DSL (Agreement Section 13)

N               Releases of employees of Briggle (Agreement Section 13)

O               TPEG's appointment of DEG as its agent (Agreement 15)